Exhibit 99.2
NEWS RELEASE
LINN ENERGY ANNOUNCES PRICING OF ITS PUBLIC OFFERING OF 7.5 MILLION UNITS
Houston, Texas, October 7, 2009 — LINN Energy, LLC (NASDAQ: LINE) announced today the pricing of its public offering of 7,500,000 units of its limited liability company interests at a price of $21.90 per unit. The underwriters have an option to purchase up to an additional 1,125,000 units from the Company at the public offering price less the underwriting discount. The offering is expected to settle and close on October 13, 2009, subject to customary closing conditions.
The Company expects to receive net proceeds of approximately $157 million (or $181 million if the underwriters exercise their option to purchase an additional 1,125,000 units) from the offering and intends to use all of the proceeds for the repayment of debt under LINN Energy’s revolving credit facility.
Citi, Barclays Capital and RBC Capital Markets acted as joint book-running managers for the offering. When available, a copy of the prospectus supplement and the base prospectus relating to the offering may be obtained from:
Citi
Brooklyn Army Terminal
140 58th Street, 8th Floor
Brooklyn, NY 11220
Phone: (800) 831-9146
Email: batprospectusdept@citi.com
Barclays Capital
c/o Broadridge, Integrated Distribution Services
1155 Long Island Avenue
Edgewood, NY 11717
Phone: (888) 603-5847
Email: Barclaysprospectus@broadridge.com
RBC Capital Markets
Three World Financial Center
200 Vesey Street, 8th Floor
New York, NY 10281-8098
Attention: Equity Syndicate
Phone: (212) 428-6670
The shelf registration statement relating to these securities has previously been filed with the Securities and Exchange Commission and became effective upon filing. This press release does not constitute an offer to sell or a solicitation of an offer to buy units or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.

This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include the Company’s plans to complete a public offering of 7,500,000 units of its limited liability company interests. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company and other factors described in the Company’s reports filed with the Securities and Exchange Commission.

CONTACTS:	Investors: LINN Energy, LLC Clay Jeansonne, Vice President — Investor Relations 281-840-4193 Media: LINN Energy, LLC Paula Beasley, Manager, Public Affairs & Communications 281-840-4183